Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
iPCS, INC.

iPCS, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.             The name of the corporation is “iPCS, Inc.”

2.             The corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 7, 2000.

3.             The corporation’s Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware on July 12, 2000.

4.             Pursuant to the Certificate of Merger of iPCS Acquisition Co. with and into iPCS, Inc., the corporation’s Amended and Restated Certificate of Incorporation was amended and restated in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware on November 30, 2001.

5.             The corporation filed a Restated Certificate of Incorporation in accordance with the provisions of Sections 245 and 303 of the General Corporation Law of the State of Delaware, effective as of 12:01 a.m. local Delaware time on July 20, 2004.

6.             Pursuant to the Certificate of Merger of Horizon PCS, Inc. with and into the corporation, the corporation’s Restated Certificate of Incorporation was amended in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware, effective as of 12:01 a.m. local Delaware time on July 1, 2005.

7.             This Restated Certificate of Incorporation has been duly adopted by the Board of Directors in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware and restates and integrates but does not further amend the provisions of the Restated Certificate of Incorporation of the corporation as heretofore amended or supplemented and there is no discrepancy between such provisions and the provisions of this Restated Certificate of Incorporation.

8.             Effective as of 9:00 a.m. local Delaware time on July 1, 2005, the text of the Restated Certificate of Incorporation is hereby restated in its entirety as follows:

I.

The name of the corporation is “iPCS, Inc.”

II.

The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the corporation is authorized to issue is one hundred million (100,000,000) shares.  Seventy five million (75,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01).  Twenty five million (25,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01).

A.            Common Stock.

(1)           Dividends.  Subject to the rights of any Preferred Stock issued by the corporation, as and if dividends are declared thereon by the Board of Directors out of funds legally available therefore, whether payable in cash, property or securities of the corporation, the holders of Common Stock shall be entitled to share equally on a share-for-share basis in all such dividends.

(2)           Voting Rights.  At every meeting of stockholders, the holders of Common Stock shall have the right to vote in the election of directors and upon each other matter coming before any meeting of the stockholders on the basis of one vote for each share of Common Stock held.  The holders of Common Stock shall not have cumulative voting rights.

(3)           Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the corporation, the holders of Common Stock shall be entitled, after payment or provisions for payment of the debts and other liabilities of the corporation and the amounts to which the holders of the Preferred Stock shall be entitled, to share ratably in the remaining net assets of the corporation.

B.            Preferred Stock.  The Board of Directors shall have authority to divide and issue shares of Preferred Stock into series and, within the limitations set forth in this Certificate of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established.  Each series of Preferred Stock shall be designated by the Board of Directors as to distinguish the shares thereof from the shares of all other series of Preferred Stock and other classes of stock of the corporation.  Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the rate of dividend, the extent of further participation in dividend distributions, if any, and the preferences or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class; (c) whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights; (d) whether the shares may be redeemed and, if so, the terms and conditions on which they may be redeemed (including, without limitation, the dates upon or after which they may be redeemed and the price or prices at which they may be redeemed); (e) whether the shares will be issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange (including, without limitation, the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof); (f) the amounts, if any, payable upon shares in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation; (g) sinking fund provisions for the redemption or purchase of shares; and (h) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative.

Notwithstanding the foregoing, in addition to any other vote required by law or by this Certificate of Incorporation, the prior affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote (the “Voting Stock”) shall be required to authorize the corporation to (i) adopt or implement any stockholder rights plan or similar takeover defense measure or (ii) issue Preferred Stock, unless the Board of Directors determines, as evidenced by a resolution, that the primary purpose of such issuance is (A) to raise capital or to facilitate an acquisition or similar strategic corporate transaction and (B) not to implement a takeover defense measure or to have an anti-takeover effect.

C.            Rights of Stockholders.  No holder of shares of stock of the corporation shall have any preemptive or other similar right, except as such rights are expressly provided by contract or by resolution of the Board of Directors creating a series of Preferred Stock, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class of stock, or series thereof; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class of stock, or series thereof, may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the corporation shall have by binding contract agreed.

D.            Restriction on Non-Voting Equity Securities.  Notwithstanding any other provisions contained in this Certificate of Incorporation to the contrary, the corporation shall not issue non-voting equity securities on or prior to the second anniversary of the corporation’s emergence from protection under Chapter 11 of the Bankruptcy Code.  This prohibition on the issuance of non-voting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. Section 1123(a)(6)).

V.

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.

(1)           The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors; provided, however, that, in accordance with the terms of the Joint Plan of Reorganization for iPCS, Inc., iPCS Wireless, Inc. and iPCS Equipment, Inc., filed on March 31, 2004, as amended on April 16, 2004, and on May 26, 2004, and as confirmed by the United States Bankruptcy Court for the Northern District of Georgia on July 8, 2004 (the “Plan”), the Board of Directors shall initially consist of seven (7) members as determined and selected pursuant to the Plan.

(2)           A director shall hold office until the next annual meeting of the stockholders of the corporation after which he or she was elected and until his or her successor shall be duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(3)           Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors may, except as otherwise provided by law, be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Voting Stock.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

(4)           Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the Bylaws of the corporation or otherwise, as of the effective time of the merger of Horizon PCS, Inc. (“Horizon”) with and into the corporation pursuant to that certain Agreement and Plan of Merger, dated as of March 17, 2005, by and between

Horizon and the corporation (the “Merger Agreement”), the Board of Directors shall be comprised of (i) the Horizon Directors, (ii) the iPCS Directors and (iii) the Executive Director (in each case as such term in defined in the Merger Agreement).  Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the Bylaws of the corporation or otherwise, if any Horizon Director ceases to serve on the Board of Directors of the corporation for any reason at any time prior to the 2006 annual meeting of stockholders of the corporation (the “First Post-Closing Annual Meeting”), the remaining Horizon Directors shall promptly designate a person to replace such Horizon Director and the Board of Directors of the corporation shall appoint such designated person to the Board of Directors of the corporation.  If any iPCS Director ceases to serve on the Board of Directors of the corporation for any reason at any time prior to the First Post-Closing Annual Meeting, the remaining iPCS Directors shall promptly designate a person to replace such iPCS Director and the Board of Directors of the corporation shall appoint such designated person to the Board of Directors of the corporation.  If the Executive Director ceases to serve on the Board of Directors of the corporation for any reason at any time prior to the First Post-Closing Annual Meeting, the iPCS Directors shall promptly designate a person to replace such Executive Director and the Board of Directors of the corporation shall appoint such designated person to the Board of Directors of the corporation.  Any director elected in accordance with the preceding three sentences shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.

(1)           The Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Voting Stock. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, without any action on the part of the stockholders.

(2)           No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws.  No action shall be taken by the stockholders by written consent.

(3)           Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, solely and exclusively by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the President, (iv) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (v) the Secretary, upon receipt of a proper request from persons holding at least thirty-three and two-thirds percent (33-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

(4)           If persons holding at least thirty-three and two-thirds percent (33-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock call a special meeting of the stockholders of the corporation, the request shall: (i) be in writing; (ii) specify the specific nature of the business proposed to be transacted at such meeting; and (iii) be delivered personally or sent by registered mail or by facsimile transmission to the Secretary.  The Secretary shall, in accordance with the provisions of Section 7 of the Bylaws, promptly call a special meeting of the stockholders of the corporation to transact the business specified in such request; provided, however, that no special meeting of the stockholders of the corporation pursuant to such a request will be required to be convened if (x) the Board of Directors calls an annual or special meeting of the stockholders of the corporation to be held not later than ninety (90) calendar days after receipt by the Secretary of such a request by the stockholders of the corporation and (y) the business proposed to be transacted at such annual or special meeting of the stockholders of the corporation includes the business specified in such request by the stockholders of the corporation.

(5)           Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

VI.

A.            Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is serving or had served as a director or officer of the corporation or, while serving as such director or officer, is serving or had served at the request of the corporation as a director, officer, employee or agent of, or in any other capacity with respect to, another corporation or a partnership, joint venture, trust or other entity or enterprise, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer of the corporation, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be changed or amended (but, in the case of any such change or amendment, only to the extent that such change or amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by an indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the corporation and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph B hereof with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article VI shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter, an “advancement of expenses”); provided, however, that, if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter, an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.

B.            If a claim under paragraph A of this Article VI is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover payments by the corporation to recover an advancement of expenses pursuant to terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (other than a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to the action. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the corporation.

C.            The corporation may, to the extent authorized from time to time by its Board of Directors, grant rights to indemnification, and to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

D.            The right to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors, or otherwise.

E.             The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

F.             A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

G.            Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

In Witness Whereof, this Restated Certificate of Incorporation has been executed by an authorized officer of the corporation on this 1st day of July, 2005.

iPCS, INC.

/S/ TIMOTHY M. YAGER
Name:	Timothy M. Yager
Title:	President and Chief Executive Officer